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                                                                   EXHIBIT 10.47



                        INDEPENDENT CONTRACTOR AGREEMENT

This INDEPENDENT CONTRACTOR Agreement, together with any exhibits hereto (collectively, the "AGREEMENT") is entered into as of as of January 1, 2001 (the "EFFECTIVE DATE") by and between Tim Coltrell ("COLTRELL") and NextCard, Inc., a Delaware Corporation, (the "COMPANY"). The parties agree as follows:

1.      INDEPENDENT CONTRACTOR

        1.1 CONTRACTOR. Coltrell, who voluntarily terminated his employment with the Company, effective as of December 31, 2000, shall provide certain general business consulting services (the "SERVICES"), as directed by Jeremy Lent, John Hashman and Yinzi Cai, officers of the Company. Coltrell shall deliver to the Company his work product (the "DELIVERABLES"), and will act solely as an independent contractor. Coltrell will not be considered, under the provisions of this contract, as having an employee status, or the status of an agent or partner of the Company.

2.      COMPENSATION

        2.1 PAYMENTS. As full compensation for Coltrell's Services and Deliverables, the Company will pay $10,500 per month for an average of 80 hours per month of consulting, for an 18 month period from the Effective Date through June 30, 2002.

        2.2 TAX STATUS. As an independent contractor, Coltrell will be solely responsible for all Federal and State taxes, of whatever character. The Company will prepare and file a Form 1099 for each taxable year in which Coltrell supplies consulting services.

        2.3 EXPENSES. The Company will reimburse Coltrell for all reasonable expenses related to providing his Services, provided that expenses above $1,500 must be approved in advance by the Company. Appropriate receipts must be provided.

        2.4 OTHER COMPENSATION. If, on occasion, the Company requests that Coltrell work more than an average of 80 hours per month in providing the Services, the Company will compensate Coltrell for the additional hours at the rate of $125 per hour. In the case where Coltrell spends materially less time per month providing the Services for the Company, the Company will deduct compensation at the $125 per hour rate. Coltrell shall not be entitled to any compensation, benefits, expenses or other payments, other than those specifically provided for in the Agreement.

3.      VESTING AND SALE OF SHARES.

        3.1 SALE OF SHARES. Coltrell's sale of shares will not exceed the sum of (a) up to 225,000 shares sold and to be sold in the first quarter of 2001 and (b) the following amounts for the following periods:

                  3.1.1  April 1 -- June 30, 2001 -- up to 100,000. shares

                  3.1.2  July 1 -- September 30, 2001 -- up to 100,00. shares

                  3.1.3  October 1 -- December 31, 2001 -- up to 100,000.
                         shares.

                  3.1.4  After December 31, 2001 -- no volume limitation



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               provided, that unused amounts from a prior period may be carried forward into a subsequent period, such that total sales under this provision shall not exceed 525,000 shares in 2001.

        3.2 WRITTEN AFFIRMATION. Coltrell shall not have violated any applicable securities laws or Company policies associated with the sale of shares of the Company's stock.

        3.3 ADDITIONAL VESTING OF SHARES. During Coltrell's employment, he was granted employee stock options, through Option Grants Nos. 1 and 3, for 315,000 shares and 562,500 shares, respectively. The Company will vest 50,000 of Coltrell's remaining unvested options to purchase shares of the Company's stock on July 1, 2002, if Coltrell does not violate any portion of the Agreement during its term. The remaining 48,720 of Coltrell's remaining unvested options to purchase shares of the Company's stock will vest in equal portions of 1/18 (i.e., approximately 2,706.667) for each month during which this Agreement is in effect.

4.      PROPRIETARY RIGHTS

        DISCLOSURE. Coltrell understands that as part of this Agreement, Coltrell may be asked to create or contribute to the creation of ideas, concepts, themes, inventions, designs, improvements, developments, discoveries and other work product, relating to and including the Services to be rendered and the Deliverables to be provided in the Agreement (collectively, the "WORK PRODUCT"). Coltrell acknowledges that the Work Product, shall be the sole and exclusive property of the Company. All files, records, documents, drawings, specifications, equipment and similar items related to the Company's business and the Work Product, whether prepared by Coltrell or otherwise coming into Coltrell's possession, shall remain the exclusive property of the Company.

        4.1 SUBSEQUENT ENGAGEMENT. For a period of 18 months, from the Effective Date through June 30, 2002, Coltrell shall not have become employed by, render services to, become associated with, create, or invest in (other than investments in public companies at the level of not more than 1%) any of the following businesses:

                  4.1.1 businesses directly competing with the Company or businesses involving the direct marketing of consumer credit financial services via the Internet channel. For purposes of the Agreement, such companies include, but are not limited to: Providian Financial, Capital One Financial, American Express, MBNA Corp., Juniper Financial (including Juniper's parent, Canadian Imperial Bank of Commerce) or FirstUSA. The Company reserves the right to waive this condition in particular cases, as requested by Coltrell. Any competition by Coltrell that violates the foregoing conditions will result in the loss of the accelerated vesting rights described above, in Section 3.3 (Additional Vesting of Shares) to which he is not otherwise entitled. Coltrell and The Company acknowledge and agree that the foregoing conditions are not covenants of Coltrell. For example, the foregoing is not a "non-compete" agreement.



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5.      CONFIDENTIAL INFORMATION

        5.1 NONDISCLOSURE OF TRADE SECRETS. Coltrell shall keep the Company's Trade Secrets (and Trade Secrets of any company or client contracted to the Company), whether or not prepared or developed by Coltrell, in the strictest confidence. Coltrell will not use of disclose such secrets to others without the Company's written consent, except when necessary to perform Coltrell's obligations under this Agreement. "Trade Secrets" means information or material that is commercially valuable to the Company, and not generally known in the industry including, without limitation, and all:

                  5.1.1 Information concerning the Company's products and services, including product data and specifications, diagrams, flow charts, drawings, test results, know-how, processes, inventions, research, projects, product development and similar information relating thereto;

                  5.1.2 Information concerning the Company's business, including cost information, profits, sales information, accounting and unpublished financial information, business plans, markets and marketing information and advertising strategies;

                  5.1.3 Versions of the Company's proprietary computer software (including source code and object code), hardware, firmware and documentation;

                  5.1.4 Information concerning the Company's employees, including their salaries, strengths, weaknesses and skills;

                  5.1.5 Information submitted by the Company's clients, suppliers, employees, independent contractors, Contractors or co-venturers with the Company for study, evaluation of use;

                  5.1.6 Any and all information related to the Services of Coltrell.

                  5.1.7 Any other information not generally known to the public which, if misused or disclosed, could reasonable be expected to adversely affect the Company's business.

        5.2 NO BREACH, ETC. Coltrell shall not have breached any contractual obligation to the Company and, for a period of eighteen months after the Effective Date, Coltrell shall not have directly or through others caused an employee of the Company to leave the employ of the Company.

        5.3 MARKETING PARTNERS. For a period of eighteen months after the Effective Date, Coltrell shall not have directly or through others caused, instigated or played a material role in any of the Company's marketing partners having terminated their relationships with the Company.



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6.      CONTRACTOR'S REPRESENTATIONS, WARRANTIES AND COVENANTS

        6.1 RIGHTS IN SERVICES. Coltrell represents and warrants that Coltrell will (a) not infringe upon any copyright, patent, trade secret or other property right of the Company, any former employer of other third party in the performance of the Services required by this Agreement; (b) has not accepted and will not accept directly or indirectly from any person or entity, other than the Company, any money, service, or other valuable consideration for the inclusion of all or any part of the Services of Coltrell in any product, program or service.

        6.2 AUTHORITY. Coltrell represents and warrants that Coltrell has the full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and this Agreement constitutes a valid and binding Agreement between the parties, enforceable according to its terms, except as limited by applicable bankruptcy laws and other laws of general application relating to insolvency or the protection of creditor's rights.

7.      TERM AND TERMINATION

        7.1 TERM OF AGREEMENT. This Agreement becomes effective on the Effective Date and will remain in effect, through June 30, 2002, or until terminated as set forth in Section 7.2.

        7.2 TERMINATION OF AGREEMENT. If the Company's Chief Executive Officer determines, at any time during the term of this Agreement, that Coltrell's consultancy should be terminated, he will so advise Coltrell, in writing, and Coltrell's consultancy will terminate at the end of the calendar month in which such notice is delivered.

                  7.2.1 Except as otherwise provided in the Agreement, upon termination of the Agreement for any reason, each party shall be released from all obligations and liabilities to the other occurring or arising after the date of termination; provided, that no termination of this Agreement shall affect the continuing obligations of the parties, as set forth in Sections 3, 4, 5 and 6.

8. This Agreement and the respective rights and obligations of the parties shall inure to the benefit of and be binding on their respective successors, assigns and legal representatives, including Coltrell's estate, executors, administrators, heirs, legatees or devisees.

9. This Agreement has been duly authorized, executed and delivered by the parties hereto and constitutes the valid and binding obligation of the parties, enforceable against the parties in accordance with its terms. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of California without reference to any conflict of law provisions.



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10.     Other than as expressly set forth herein, this Agreement supersedes all proposals, oral or written, any employment agreements, all negotiations, conversations, or discussions between or among the parties relating to the subject matter of this Agreement and all past dealing or industry custom. No changes, modifications, or waivers are to be made to this Agreement unless evidenced in writing and signed for and on behalf of both parties. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

ACKNOWLEDGED AND AGREED TO:

                                             NextCard, Inc.
-----------------------------------
Timothy Coltrell
                                             By:
                                                --------------------------------

                                             Its: Chief Executive Officer



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